FREE WRITING PROSPECTUS Dated May 6, 2025	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-01

World Omni Auto Receivables Trust (WOART) 2025-B

Jt-Leads: BofA (struc), Mizuho, Truist, US Bancorp

Co-Mgrs : Comerica, M&T, PNC

- Anticipated Capital Structure -

CL	AMT($MM)	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH	SPD	YLD	CPN	$PRICE
A-1	260.000	0.27	A-1+/F1+	1-7	12/25	5/26	I-CRV	+15	4.461		100.00000
A-2a	220.000	1.13	AAA/AAA	7-21	2/27	8/28	I-CRV	+47	4.429	4.38	99.99049
A-2b	188.000	1.13	AAA/AAA	7-21	2/27	8/28	SOFR30a	+47			100.00000
A-3	408.000	2.67	AAA/AAA	21-45	2/29	9/30	I-CRV	+61	4.383	4.34	99.99117
A-4	82.330	3.91	AAA/AAA	45-47	4/29	8/31	I-CRV	+75	4.576	4.53	99.98934

Bill & Deliver :	BofA	Offered Size : $1,158,330,000
Expected Ratings:	S&P, Fitch	BBG Ticker : WOART 2025-B SSAP: TW25B
ERISA Eligible :	Yes	Format : SEC Registered
Expected Settle :	5/14/25	Min Denoms : $1k x $1k
First Pay :	6/16/25	RR Compliance: US – Yes, EU - No
CUSIPs :	A-1 98164T AA0	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
	A-2a 98164T AB8	Intexnet : baswoar25b_upsize 447Y
	A-2b 98164T AC6	https://dealroadshow.com/e/WOART25B
A-3 98164T AD4
A-4 98164T AE2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.